Exhibit 99.1

Colony Bankcorp, Inc. Announces Partial Redemption of Preferred Stock

FITZGERALD, Ga., December 15, 2016 (Global Newswire) - Colony Bankcorp, Inc. (Nasdaq:CBAN) today announced redemption of 5,000 shares of its Cumulative Perpetual Preferred Stock ($1,000 Par Value). Total principal payment will be $5,000,000 and leave the company with 9,360 preferred shares outstanding. This action was in concurrence with both Georgia Department of Banking and Finance and Federal Reserve Bank of Atlanta. “This will be immediately accretive to EPS,” said Ed Loomis, President and Chief Executive Officer. In 2017, we intend to exercise our option to redeem additional shares of the preferred stock that has a current dividend rate of 9 percent.”

CONTACT:   Terry L. Hester

Chief Financial Officer

(229) 426-6000 (ext. 6002)